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                                                                      Exhibit 1b

                          INDEPENDENT AUDITORS' CONSENT


Plan Administrator
Mettler Toledo Retirement Savings Plan:


We consent to the incorporation by reference in the Registration Statement No. 333-31636 on Form S-8 of Mettler Toledo International Inc., of our report dated May 31, 2001, with respect to the statement of net assets available for benefits of the Mettler Toledo Retirement Savings Plan as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2001 annual report on Form 11-K of Mettler Toledo International Inc.

Our report dated May 31, 2001 indicates that the financial statements were prepared in conformity with a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.



/s/ KPMG LLP

Columbus, Ohio
June 27, 2002




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